Exhibit 23.3
KPMG LLP Suite 3400 312 Walnut Street Cincinnati, OH 45202
Consent of Independent Registered Public Accounting Firm
We consent to the use of our report dated January 28, 2025 except for Note 16, as to which the date is January 28, 2026, with respect to the consolidated financial statements of Concentrix Corporation, incorporated herein by reference.

Cincinnati, Ohio
October 7, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG
International Limited, a private English company limited by guarantee.